UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2012

SUBURBAN PROPANE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14222	22-3410353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West Whippany, NJ		07981
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (973) 887-5300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 19, 2012, Suburban Propane Partners, L.P., a Delaware limited partnership (“Suburban”) entered into a third amendment (“Amendment No. 3”) to the Contribution Agreement, dated as of April 25, 2012, as amended on June 15, 2012 and July 6, 2012, with Inergy, L.P., a Delaware limited partnership (“NRGY”), Inergy GP, LLC, a Delaware limited liability company, and Inergy Sales & Service, Inc., a Delaware corporation. Amendment No. 3 provides that up to approximately $87.1 million (subject to adjustment in connection with the completion of Suburban’s exchange offers for certain of NRGY’s outstanding senior unsecured notes) of the cash consideration to be delivered by Suburban to NRGY pursuant to the Contribution Agreement shall be effected and satisfied by Suburban delivering, or causing to be delivered, to Inergy up to 2,048,282 additional Suburban common units (the “Additional Equity Consideration”). Any Additional Equity Consideration issued pursuant to the preceding sentence will be issued and registered in connection with a registration statement on Form S-1 filed by Suburban. Amendment No. 3 also provides that NRGY will distribute ninety-nine percent (99%) of any and all Equity Consideration (as defined in Amendment No. 3) to its unitholders and will retain one percent (1%) of any and all Equity Consideration.

A copy of Amendment No. 3 is attached hereto as Exhibit 2.1 and incorporated by reference into this Item 1.01.

Item 7.01.	Regulation FD Disclosure.

The consummation of Suburban’s acquisition of NRGY’s retail propane business is conditioned, among other things, upon the receipt of required governmental consents, approvals, orders and authorizations, including the expiration or termination of the applicable waiting period under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Suburban and NRGY filed the required antitrust documents relating to acquisition under the HSR Act with the Federal Trade Commission and the Department of Justice. On June 15, 2012, Suburban and NRGY received notification of the early termination of the HSR waiting period.

As previously disclosed on April 26, 2012, we entered into a commitment letter on April 25, 2012 with certain of our lenders who are party to our existing amended and restated credit agreement, pursuant to which such lenders committed to provide (i) in the aggregate, subject to the satisfaction of certain conditions precedent, up to $250.0 million senior secured 364-day incremental term loan facility (the “364-Day Facility”) and (ii) an increase in the aggregate, subject to the satisfaction of certain conditions precedent, of our existing revolving credit facility under the credit agreement from $250.0 million to $400.0 million. We expect to draw $150.0 million on the 364-Day Facility on the closing date of the acquisition, which, together with available cash, will be used for the purposes of funding cash consideration in the exchange offers, as well as the costs and expenses associated with the exchange offers and costs and expenses associated with the consummation of our acquisition of NRGY’s retail propane business. We intend to repay such borrowings with an equity financing in the future, subject to market conditions. The updated unaudited pro forma condensed combined financial information included in Item 9.01 hereto reflects our assumption that we will draw $150.0 million on the 364-Day Facility on the closing date of the acquisition.

Item 9.01.	Financial Statements and Exhibits.

(b)	Pro forma financial information

On May 3, 2012, Suburban filed a Current Report on Form 8-K that included in Exhibit 99.3 unaudited pro forma condensed combined financial information as of and for the six months ended March 24, 2012 and for the year ended September 24, 2011. This unaudited pro forma condensed combined financial information was prepared to give effect to the acquisition of NRGY’s retail propane business. Such unaudited pro forma condensed combined financial information was updated in Exhibit 99.2 of our Current Report on Form 8-K filed on June 15, 2012.

On July 6, 2012, Suburban announced that it further increased the interest rates on the notes being offered to NRGY noteholders in the exchange offers for their NRGY notes and further increased the cash consent payment being offered to the NRGY noteholders in connection with the related consent solicitations. Such unaudited pro forma condensed combined financial information was updated in Exhibit 99.2 of our Current Report on Form 8-K filed on July 6, 2012.

On July 19, 2012, Suburban entered into Amendment No. 3, as described above. Attached as Exhibit 99.1 hereto is updated unaudited pro forma condensed combined financial information reflecting the terms of Amendment No. 3, specifically the issuance of the Additional Equity Consideration and the decrease in cash consideration paid. In addition, the updated unaudited pro forma condensed combined financial information assumes that we will draw $150.0 million on the

364-Day Facility on the closing date of the acquisition. This updated pro forma financial information replaces the previously provided pro forma financial information in its entirety. This unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what our actual results of operations or financial position would have been if the acquisition of NRGY’s retail propane business had occurred on the dates indicated, nor are they necessarily indicative of our future operating results or financial position.

(d)	Exhibits:

2.1	Third Amendment to Contribution Agreement dated as of July 19, 2012 by and among Inergy, L.P., Inergy GP, LLC, Inergy Sales and Service, Inc. and Suburban Propane Partners, L.P.

99.1	Unaudited Pro Forma Condensed Combined Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

Date: July 19, 2012	By:	/s/ Michael A. Stivala
		Name:	Michael A. Stivala
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit

2.1	Third Amendment to Contribution Agreement dated as of July 19, 2012 by and among Inergy, L.P., Inergy GP, LLC, Inergy Sales and Service, Inc. and Suburban Propane Partners, L.P.

99.1	Unaudited Pro Forma Condensed Combined Financial Information